EXHIBIT 23.2



       Consent of Independent Certified Public Accountants

The Board of Directors
Sovereign Bancorp, Inc.

     We hereby consent to the incorporation in Registration Statement on Form S-3 of Sovereign Bancorp, Inc. relating to Registration No. 333-09113 to be filed on or about August 1, 1996 of our report dated November 23, 1994, with respect to the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended September 30, 1993 of Charter FSB Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of Sovereign Bancorp, Inc. for the year ended December 31, 1995.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey

July 31, 1996